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Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: May 4, 2004

CONTACT:	Kevin M. Tomlinson Chief Executive Officer (303) 320-8800	Patrick W. Hurley Chief Financial Officer (303) 320-8800

SPORT-HALEY, INC. ANNOUNCES SETTLEMENT OF CLASS ACTION

        Denver, Colorado—May 4, 2004—Sport-Haley, Inc. (NASDAQ NMS—SPOR) (the "Company") announced today that on April 29, 2004, the United States District Court for the District of Colorado (the "Court") entered a Final Order and Judgment approving the settlement of the class action that had been pending since October 2001 against the Company, two officers and directors and one former officer and director (the "Defendants").

        The Defendants settled the class action while continuing to deny any liability in connection with the asserted claims. A settlement in principle was reached between the parties during a settlement conference in November 2003. The Court granted preliminary approval of the settlement on January 30, 2004, pursuant to which approval, notice of the class action and proposed settlement were distributed to applicable shareholders. The Court conducted a hearing on the proposed settlement on April 23, 2004. No members of the class opted out of the class or objected to the proposed settlement. In accordance with the settlement agreement, the Defendants will pay to the class a total of $1,000,000, from which will be deducted certain administrative costs and awards made to the named Plaintiffs and to Plaintiff's counsel for attorneys' fees and costs. The Company expects that the settlement amount will be derived from proceeds of the Defendants' liability insurance coverage.

        "We're pleased that the class action has finally been settled in its entirety," stated Kevin Tomlinson, President and Chief Executive Officer. "We believe that the negotiated settlement was in the best interests of all the parties concerned. Having this issue settled relieves a burden on the Company's management and allows us to concentrate on moving forward with our strategic plans."

        Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men's and women's fashion golf apparel and outerwear under the HALEY® label and premium men's apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States. Sport-Haley is currently designing and developing lines of good quality men's and women's golf apparel under the Top-Flite® label that will be marketed primarily in the lower-price markets, through a network of independent sales representatives and distributors, to golf professional shops and specialty retail stores throughout the United States and internationally. Sport-Haley anticipates introducing the initial lines of Top-Flite® apparel near or shortly after the end of its fiscal year ending June 30, 2004.

        "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; general economic conditions resulting from threats or acts of war or terrorism; risks associated with an increasing percentage of sales relating to licensed apparel; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; loss or reduced manufacturing capacity of significant suppliers; loss or delay of shipments of finished goods from foreign suppliers; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

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SPORT-HALEY, INC. ANNOUNCES SETTLEMENT OF CLASS ACTION